Exhibit 10.15

THIRD AMENDED AND RESTATED NEVADA SECURITY BANK

SPLIT DOLLAR AGREEMENT

Insurer:	Beneficial Life Insurance Company
Policy Number BL2174373

Sun Life Assurance Company
Policy Number S02700006

Lincoln Benefit Life Company
Policy Number 01N1209516

Massachusetts Mutual Life Insurance Company
Policy Number 0073631

New York Life Insurance Company
Policy Number 56609567

Bank:	Nevada Security Bank

Insured:	David A. Funk

Relationship of Insured to Bank:	Executive

Effective Date:	December 31st, 2008

The Bank and Insured as of the Effective Date aforementioned hereby enters into this Third Amended and Restated Nevada Security Bank Split Dollar Agreement (hereinafter “Agreement”) which amends, supersedes and replaces in the entirety the prior “Second Amended and Restated Nevada Security Bank Split Dollar Agreement,” entered into by and between these same parties dated September 20, 2007.  The respective rights and duties of Nevada Security Bank (hereinafter the “Bank” or “Employer”) and the Insured (also referred to as “Executive”) in the above-referenced policies (referred to as “Policy”) shall be pursuant to the terms set forth below:

1.                                      DEFINITIONS.

Unless otherwise defined herein, the meaning of any defined term in this Agreement shall have meaning as set forth in the Policy.  If the definition of a term in the Policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy.  For the purposes of this Agreement, the terms “Insured” and “Executive,” and the terms “Bank” and “Employer” shall have the same meaning.

1.1                               Termination for Cause.  the term “Termination for Cause” shall mean termination of Employment of the Executive by reason of any of the following:

(A)                            Dishonest or fraudulent conduct by Executive with respect to the performance of Executive’s duties with Bank or its parent corporation (The Bank Holdings);

(B)                              Conduct by Executive that materially discredits Bank or its parent corporation or any of its subsidiaries or is materially detrimental to the reputation of the Bank or its parent corporation or any of its subsidiaries, including but not limited to conviction or a plea of nolo contendere of Executive of a felony or crime involving moral turpitude;

(C)                              Executive’s willful misconduct or gross negligence in performance of Executive’s duties under this Agreement, including but not limited to Executive’s refusal to comply in any material respect with the legal directives of the Executive’s immediate supervisor or the Board of Directors (hereinafter the “Board”), if such misconduct or negligence has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered by the Board to Executive;

(D)                             An order or directive from a state or federal banking regulatory agency requesting or requiring removal of Executive or a finding by any such agency that Executive’s performance threatens the safety or soundness of Bank, its parent corporation or any of its subsidiaries;

(E)                               Material breach of Executive’s fiduciary duties to Bank if such breach has not been remedied or is not being remedied to the Board’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach that has been delivered by the Board to Executive;

(F)                           The Executive is convicted of a felony or misdemeanor involving moral turpitude;

(G)                          State and/or Federal banking regulators request or order termination of this Agreement; or

(H)                         The Executive commits any act which could cause termination of Coverage under the Bank’s Blanket Bond as to the Executive, as distinguished from termination of such coverage as to the Bank as a whole.

1.2                               Voluntary Termination. The term “Voluntary Termination” shall mean termination elected by the Executive.

1.3                               Disability/Disabled.  For the purpose of this Agreement, an Executive will be considered disabled if:

(A)                           He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B)                              He is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Participant’s employer.

1.4                               Change in Control.  A “Change in Control” shall mean the earliest occurrence of one of the following events:

A.                                   A Change In Ownership of The Bank Holdings or the Employer.

A change in ownership of The Bank Holdings (TBH) or the Employer occurs on the date that any person (or group of persons) acquires ownership of stock of TBH or the Employer that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of TBH or the Employer, respectively.

B.                                     A Change in Effective Control of TBH or the Employer.

A change in effective control of TBH or the Employer occurs on the date that:

1.                                       Any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TBH or the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of TBH or the Employer, respectively; or

2.                                       A majority of members of TBH’s or the Employer’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of TBH’s or the Employer’s Board, respectively prior to the date of the appointment or election.

C.                                     A Change in Ownership of a Substantial Portion of TBH’s or the Employer’s Assets.

A change in the ownership of a substantial portion of TBH’s or the Employer’s assets occurs on the date that any person (or group of persons) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from TBH or the Employer, respectively that have a total gross fair market value equal to, or more than, forty percent (40%) of the total gross fair market value of all of the assets of TBH or the Employer, respectively immediately prior to such acquisition or acquisitions.

For the purpose of this Agreement, transfers of the outstanding voting securities of TBH or the Employer made on account of deaths or gifts, transfers between family members, former spouses or transfers to a qualified retirement plan maintained by TBH or the Employer shall not be considered in determining whether there has been a Change in Control.

2.                                      POLICY TITLE AND OWNERSHIP.

The parties agree that title and ownership in the Policy shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement.  The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash values.  Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

3.                                      BENEFICIARY DESIGNATION RIGHTS.

The Bank and Insured agree that the Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

4.                                      PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy at any time and for any reason, the Bank agrees to pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policy in force.

5.                                      TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service.  The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.  The Executive shall be responsible for the payment of the income taxes on such imputed income.

6.                                      DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the parties agree to the division of the death proceeds of the Policy as follows:

A.                                   Provided that, either (i) the Insured was either employed by the Bank at the time of Insured’s death or (ii) the Insured was no longer employed by the Bank because he had elected Early or Normal Retirement from the Bank prior to the Insured’s death (as defined in the Insured’s Executive Supplemental Compensation Agreement, as amended), then upon the death of the Insured, the Insured’s beneficiary(ies) depending on the age of the Insured at time of death shall be entitled to the following:

i.                                          If the Insured is Sixty-Nine (69) years old or younger at the time of death, then the Insured’s beneficiary(ies), designated in accordance with Paragraph 3, shall be entitled to receive a total amount equal to the lesser of $1,012,260 or one hundred percent (100%) of the Net-at-Risk portion of the proceeds from the Policy.  For the purposes of this Agreement, the Net-at-Risk insurance portion is the total proceeds of the Policy less the cash value of the Policy.  The Executive may elect to reduce his death benefit in the future at any time provided that he has written authorization from his spouse or primary beneficiary.

ii.                                       If the Insured dies after attaining the age of Seventy (70), but before attaining the age of Eighty (80) years old, then the Insured’s beneficiary(ies), designated in accordance with Paragraph 3, shall be entitled to receive a total amount equal to the lesser of $708,582 or one hundred percent (100%) of the Net-at-Risk portion of the proceeds from the Policy.

iii.                                    If the Insured dies after attaining Eighty (80) years of age, then the Insured’s beneficiaries, designated in accordance with Paragraph 3, shall be entitled to receive a total amount equal to the lesser of $404,904 or one hundred percent (100%) of the Net-at-Risk portion of the proceeds from the Policy.

B.                                     In the event the Insured is forced to terminate his employment with the Bank as a result of Disability, then upon the death of the Insured, the Insured’s beneficiaries shall be entitled to the same benefit amounts set forth under Paragraph 6A.

C.                                     In the event (i) the Insured is Terminated for Cause from the Bank or (ii) the Insured terminates employment with the Bank as a result of a Voluntary Termination that occurs prior to the Insured reaching Early Retirement Age as specified in Insured’s Executive Supplemental Compensation Agreement, as amended, then the Executive’s beneficiary(ies) upon the Executive’s death will receive a total of the lesser of Twenty-Five Thousand Dollars ($25,000) in death benefits or One Hundred Percent (100%) of the Net-at-Risk portion of the proceeds under the Policy at the time of Insured’s death.

D.                                    The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.                                      In the event that the Policy is terminated by the Bank, other than as a result of any intentional act of the Insured which causes the policy to terminate, then the Bank upon the death of the Insured shall pay the benefit specified in Subparagraphs 6 (A),(B),(C), or (D) to the Insured’s beneficiary(ies), as named on the last written beneficiary designation in force under the Policy.  The amount paid by the Bank shall be equivalent to the after tax value of the benefits which would have been paid at the time of the death of the Insured if the Policy had not been terminated.

7.                                      DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY.

The Bank shall at all times be entitled to an amount equal to the Policy’s cash value, as that term is defined in the Policy contract, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges.  Such cash value shall be determined as of the date of surrender or death as the case may be.

8.                                      RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value.  Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

9.                                      CONTINGENT OPTION AND TERMINATION OF AGREEMENT.

9.1                               Contingent Option.  Upon the Executive being involuntarily terminated before the Early Retirement Age as specified in his Executive Supplemental Compensation Agreement, as amended and subject to Paragraph 19 of this Agreement to the extent applicable, the Insured (or assignee) to the extent that the Policy has not been previously terminated or paid out shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank equal to the cash value of the Policy at the time of such assignment.  Upon the proper exercise of the option to receive an absolute assignment of the Policy, this Agreement shall terminate and Bank shall have no further obligation to pay any benefits to Executive’s beneficiary(ies) pursuant to this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the Policy as set forth herein.

9.2                               Termination of Agreement.  Except as terminated earlier as provided in Paragraph 9.1, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph 6 above.

10.                               INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy nor any rights, options, privileges or duties created under this Agreement.

11.                               AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.                               ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.                                   Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Joint Beneficiary Designation Agreement shall be Nevada Security Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Joint Beneficiary Plan as established herein.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.                                     Funding Policy.

Subject to the Bank’s absolute right to surrender or terminate the Policy at any time and for any reason, the funding policy for the Agreement shall be to maintain the subject Policy in force by paying, when due, all premiums required.

C.                                     Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.                                    Claim Procedures.

Claim forms or claim information as to the subject Policy can be obtained by contacting Benmark, Inc. (800-544-6079) and/or Renaissance Bank Advisors  (800-544-6079).  When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance Policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further requirements are necessary.  The Insurer will evaluate and make a decision as to payment.  If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy.  If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer.  All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

13.                               GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.                               INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement.  Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

15.                               AMENDMENT OR REVOCATION, AND EXCHANGE OF POLICY.

Subject to the Bank’s absolute right to surrender or terminate the Policy at any time and for any reason, it is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.  The Bank and Insured agree that the Bank may, however, unilaterally and without the consent of the Insured, exchange any life insurance Policy that is the subject matter of this Agreement, with or without replacing said Policy, provided the replacement policy is at the time of exchange of equivalent or better value than the Policy.

16.                               SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

17.                               APPLICABLE LAW.

The laws of the State of Nevada shall govern the validity and interpretation of this Agreement.

18.                               EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

Notwithstanding anything to the contrary, the parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignee’s) beneficiary(ies) under this Agreement.

19.                               COMPLIANCE WITH SECTION 409A.

This Agreement shall at all times be administered in compliance with the requirements of §409A of the Internal Revenue Code of 1986, as amended (“Code”) and any and all regulations thereunder, including such regulations as may be promulgated.

In the event that § 409A of the Code applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in § 409A(a)(2)(B)(i) of the Code, and such delayed payment is required by § 409A of the Code.  Such delay shall last six months from the date of separation of service.

The term “Separation from Service” means the termination of the Executive’s employment with the Employer for reasons other than death or Disability.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination.  A termination of employment will not be considered a Separation from Service if:

(a)                                  the Executive continues to provide services as an employee of the Employer at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)                                 the Executive continues to provide services to the Employer in a capacity other than as an employee of the Employer at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

Executed at Reno, Nevada this 31st day of December, 2008.

NEVADA SECURITY BANK

Reno, Nevada

By:	/s/ Ed Allison	By:	/s/ David A. Funk
	Ed Allison, Chairman of the Board	Insured: David A. Funk

/s/ Edith E. Raggio
Witness		Witness